Exhibit 10.2

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

On October 27, 2005, the Compensation Committee (the “Committee”) our Board of Directors approved the following base salaries (effective as of October 30, 2005) and the following other compensation amounts (effective January 1, 2006) as indicated:

						Restricted
	Base			Other Annual		Stock
Named Executive Officer	Salary	Bonus		Compensation		(No. of Shares)	All Other
	($)	($)		($)		(3)	($)

Wayne Garrison
Chairman of the Board	$500,000		(1)		(2)	20,000		(4)

Kirk Thompson
President and CEO	600,000		(1)		(2)	35,000		(4)

Jerry Walton
EVP, Finance/
Administration and CFO	355,000		(1)		(2)	10,000		(4)

Paul Bergant
EVP, Marketing, CMO,
President of Intermodal	315,000		(1)		(2)	10,000		(4)

Craig Harper
EVP, Operations and COO	305,000		(1)		(2)	17,000		(4)

(1)

We have a performance-based bonus program that is related to our earnings per share (EPS) for calendar year 2006. According to the 2006 EPS bonus plan, each of our named executive officers may earn a bonus ranging from 5% to 220% of his annual base salary. Based on our current expectations for 2006 EPS, each named executive officer can be projected to earn a bonus equal to between 25% and 100% of his base salary.

(2)	We will reimburse each named executive officer up to $10,000 for actual expenses incurred for tax, legal and estate plan preparation services.

(3)	The Committee awarded shares of restricted stock to each named executive officer as indicated. The restricted shares vest over various periods ranging up to ten years.

(4)

We have a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers. We expect to contribute to the plan on behalf of each named executive officer approximately $6,000 during 2006.